FOR IMMEDIATE RELEASE
Contacts:

Anu Ahluwalia, NYMEX

(212) 299-2439

Jean Charles Robillard, MX

(514) 871-3551

NYMEX HOLDINGS AND MONTREAL EXCHANGE ANNOUNCE STRATEGIC PARTNERSHIP

NEW YORK & MONTREAL, February 14, 2007 -- The New York Mercantile Exchange, Inc. (NYMEX), a subsidiary of NYMEX Holdings, Inc. (NYSE:NMX), the world's largest physical commodity exchange, and the Montréal Exchange (MX), Canada's financial derivatives exchange, today announced their intention to form a strategic alliance that will include NYMEX purchasing a 10% stake of MX and the creation of a joint venture company that will serve the Canadian energy industry.

The proposed joint venture between NYMEX and MX will create a new Canadian corporation, headquartered in Calgary, Alberta, that intends to provide trading and clearing of exchange-traded and over-the-counter crude oil, natural gas, and electricity products with a focus on the Canadian markets.

As part of the proposed alliance, NYMEX will have the right to designate one nominee for election to the MX Board of Directors.  Consummation of the proposed transaction is subject to a number of conditions including finalization of due diligence and documentation and other closing conditions.  The closing date is dependent on those conditions but could be as early as March 7, 2007.

NYMEX Chairman Richard Schaeffer said, "NYMEX is pleased to partner with the Montreal Exchange, a leader in the Canadian financial industry, to better serve the Canadian marketplace.  Canada is a major center in the global energy markets, and we intend to fill the risk management gap that currently exists with the introduction of Canadian energy contracts."

"We have been planning to build a joint venture to serve the Canadian energy sector and now we have found the ultimate strategic partner, NYMEX," said Luc Bertrand, President and Chief Executive Officer of the Montréal Exchange.  "NYMEX is a global leader with in depth knowledge of energy trading and clearing.  MX is a leader in developing the Canadian financial derivatives market.  We believe the new company will be in a unique position to serve the market and, in Canada, Calgary is the natural location for this business."

The joint venture has a two-phase business plan.  First, the partners intend to offer clearing services to participants in OTC energy markets.  The focus will be on both financial and physical contracts based primarily on Canadian energy commodities.  In the second phase, the joint venture intends to develop and market on-exchange futures and options contracts on the same underlying commodities. It intends to employ the services of the two partners to benefit from economies of scale and lower operational costs.

Teleconference - Mr. Schaeffer and Mr. Bertrand will speak to media and financial analysts at 10:30 AM New York time.  Those interested in participating must dial (866) 542-4239 shortly before 10:30 AM.  If you require assistance during the teleconference, you can reach the operator by pressing "0."

A recording of the teleconference will be available until March 14, 2007. To access the recording, dial (416) 695-5800 or (800) 408-3053, enter the access code 3214763 and then press #.

Webcast - There will be a simultaneous webcast of the teleconference on the MX web site at www.m-x.ca. The teleconference will be archived on the MX site for 30 days.

About the Montréal Exchange

The Montréal Exchange (MX) is Canada's financial derivatives exchange. The MX offers trading in Canadian interest rate, index and equity derivatives.  Clearing, settlement and risk management services are provided by an AA rated clearing-house, the Canadian Derivatives Clearing Corporation, fully owned by the MX.  Our integrated trading and clearing services are supported by an MX proprietary suite of exchange technologies, known as SOLA®.  The MX is a significant owner and the technical operator of the Boston Options Exchange (BOX), a U.S. automated equity options market.  The Montréal Climate Exchange (MCeX) - which aims to become the first regulated environment market in Canada - is a joint venture of the Chicago Climate Exchange® and the MX.  For more information about the Montréal Exchange, please visit www.m-x.ca.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc., the world's largest physical commodities, offering futures and options trading in energy and metals contracts and clearing services for more than 250 off-exchange energy contracts. Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort® , NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, and soft commodities contracts for trading and clearing virtually 24 hours each day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at www.nymex.com.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results.  Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements.  In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets.  We assume no obligation to update or supplement our forward-looking statements.